Click here for a printer-friendly version of this document

Term Sheet

Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2007-5 Trust

WaMu Asset Acceptance Corp.

Depositor

Washington Mutual Mortgage Securities Corp.

Seller

Washington Mutual Bank

Servicer

LaSalle Bank National Association

Trustee

June 26, 2007

Closing Date	June 27, 2007
Investor Settlement Date	June 29, 2007
First Distribution Date	July 25, 2007
Cut-Off Date	June 1, 2007

Important Notice About Information Presented in this
Free Writing Prospectus

The securities described in this free writing prospectus may not be appropriate for all investors. Potential investors must be willing to assume, among other things, market price volatility, prepayment, yield curve and interest rate risks. Investors should carefully consider the risks of these securities.

We do not intend that there be any sale of the securities discussed in this free writing prospectus in any state in which such offer or sale would be unlawful prior to registration or qualification of such securities under the securities laws of any such state.

The issuer has filed a registration statement (including a prospectus) on Form S-3 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you so request by calling toll-free 1-800-667-9569.

We will provide information to you about the offered certificates in two separate documents that progressively provide more detail: (a) a prospectus, which provides general information, some of which may not apply to your series of certificates, and (b) a form of prospectus supplement which, along with this free writing prospectus, describes more specifically the terms of your series of certificates. This free writing prospectus does not contain all of the information that is required to be included in the prospectus and the prospectus supplement that will be prepared for your series of certificates. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus supersedes information contained in any prior free writing prospectus relating to these securities prior to the time of your commitment to purchase. To understand the terms of the offered certificates, read carefully this entire free writing prospectus and the prospectus and the form of prospectus supplement we will provide you. You may obtain a copy of the prospectus by contacting WaMu Capital Corp. at 1-800-667-9569.

THE DATA DESCRIBING THE MORTGAGE POOL IN THIS FREE WRITING PROSPECTUS  REFLECTS THE CHARACTERISTICS OF THE MORTGAGE POOL AS OF 06/01/07. THE PROSPECTUS SUPPLEMENT THAT WILL BE PREPARED FOR THIS TRANSACTION WILL REFLECT THE FINAL MORTGAGE POOL DATA AS OF THE CUT-OFF DATE, WHICH IS 06/01/07. ONCE AVAILABLE, A FINAL PROSPECTUS AND PROSPECTUS SUPPLEMENT MAY BE OBTAINED WITHOUT CHARGE BY CONTACTING WAMU CAPITAL CORP. AT 1-800-667-9569.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the mortgage-backed securities referred to in this free writing prospectus. The mortgage-backed securities referred to in this free writing prospectus are being offered when, as and if issued. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2007-5

Trust

Structure

The Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2007-5 Trust will issue securities related to one or more loan groups, each of which will have one or more related classes of senior certificates and one or more classes of subordinate certificates.  Certain classes may receive payment from interest only bonds.  If there are multiple loan groups included in the final structure, the loan groups may or may not be completely or partially cross-collateralized.  With respect to any LIBOR Certificate under consideration, a yield maintenance agreement (“YMA”) may be purchased from an approved counterparty.  A YMA, dependent upon LIBOR certificates, is intended to partially mitigate the risk of LIBOR exceeding a predetermined value, in which case the mortgage loans will not generate enough interest to pay the full certificate interest rate on the related LIBOR certificate.  The YMA counterparty will be obligated to make payments under the YMA to the Trust based on an agreed upon formula.  A preliminary structure based on the above collateral groups is described here:

Group 1 Paydown Structure Rules

Define the following Ratio Strip and variables:

Net WAC’s that are equal to 6.00% create 6.00% coupon.

Net WAC’s that are greater than 6.00% and less than 7.00% are ratio stripped to create 6.00% and 7.00% coupons.

Net WAC’s that are greater than or equal to 7.00% create IO and 7.00% coupon.

Pay Subgroup 1-1 in the following manner:

1.        Pay Class R until retired.

2.        Pay concurrently in the following manner:

(1)  Pay to Classes A5, A6, A7, A8, A9, A10, A11, and A12 pro rata until retired.

       (2)  a.  Pay to Classes A2, A13, and A14 pro rata its priority amount until retired.

i.  Pay concurrently in the following manner:

(I)     Pay to Class A1 until retired.

(II)    1. Pay to Classes A15, A17, and A18 pro rata until retired.

         2. Pay to Classes A16 and A19 pro rata until retired.

(III)  1. Pay to Classes A20, A22, and A23 pro rata until retired.

         2. Pay to Classes A21 and A24 pro rata until retired.

b.  Pay to Classes A2, A13, and A14 pro rata until retired.

Group Pass-Through Rate:                         6.00%

Collateral:                                                      30 year Conf/Jumbo

Pricing Speed:                                               100% PPC (8 -> 20CPR / 12)

NAS Bonds (“Lockout Certificates”):      Yes, Classes A2, A13, and A14.  Locked out of scheduled and prepay for 60 months.  The priority fraction amount is (Balance of Total NAS / Total Non-PO Balance).

Z-Bonds (“Accrual Certificates”):             None.

Accretion Directed Certificates:                None.

AAA Support Bonds:                                 Yes.

Class A7 will support Class A6.

Class A12 will support Classes A10 and A11.

Class A14 will support Class A13.

Class A18 will support Class A17.

Class A23 will support Class 22.

LIBOR Certificates:                                      Yes, Classes A8 and A10.  For Classes A8 and A10 Rate= 1_MO_LIBOR + 0.42.  Floor= 0.42%.  Hard Cap= 7.00%.   Initial Coupon is 5.74%.

Inverse LIBOR Certificates:                        Yes, Classes A9 and A11.  For Class A9 Rate= 39.47999986 – (5.99999998 x 1_MO_LIBOR).  Floor = 0.00%.  Cap= 39.47999986%.  Initial Coupon= 7.56%.  For Class A11 Rate= 39.47999986 – (5.99999998 x 1_MO_LIBOR).  Floor = 0.00%.  Cap= 39.47999986%.  Initial Coupon= 7.56%.

Inverse IO Certificates:                               None.

Initial LIBOR:                                                5.32%

Certificate Interest Rate:                              6.00% on all Subgroup 1 certificates except Classes A8, A9, A10, and A11.

Yield Maintenance Agreement:                 None.

Interest Only Certificates:                           None.

Accrual date:                                                6/1/2007

LIBOR Certificates Accrual date:              25th day of the month immediately preceding the month during which such Distribution Date occurs.

Exchange Classes:                                       Yes.

Pay Subgroup 1-2 in the following manner:

  Pay to Classes A3, A4, and A25 pro rata until retired.

Group Pass-Through Rate:                         7.00%

Collateral:                                                      30 year Conf/Jumbo

Pricing Speed:                                               100% PPC (8 -> 20CPR / 12)

NAS Bonds (“Lockout Certificates”):      None.

Z-Bonds (“Accrual Certificates”):             None.

Accretion Directed Certificates:                None.

AAA Support Bonds:                                 Yes, Class A4 will support Classes A3, A25, and A26.

LIBOR Certificates:                                      Yes, Class A25.  Rate= 1_MO_LIBOR + 0.40.  Floor= 0.40%.  Hard Cap= 7.00%.  Initial Coupon= 5.72%.

Inverse LIBOR Certificates:                        None.

Inverse IO Certificates:                               Yes, Class A26.  Rate= 6.60 – 1_MO_LIBOR.  Floor= 0.00%.  Cap= 6.60%.  Notional balance follows Class A25.  Initial Coupon= 1.28%.

Initial LIBOR:                                                5.32%

Certificate Interest Rate:                              7.00% for Class A3 and A4.

Yield Maintenance Agreement:                 None.

Interest Only Certificates:                           None.

Accrual date:                                                6/1/2007

LIBOR Certificates Accrual date:              25th day of the month immediately preceding the month during which such Distribution Date occurs.

Exchange Classes:                                       Yes.

Notes:

1,000 Denom:                                        Classes A16, A19, A21, and A24.

Print date:                                              06/26/2007

Closing date:                                         06/27/2007

Accrual date:                                        06/01/2007

Floater accrual date:                            06/25/2007

First pay date:                                       07/25/2007

Clean-up call:                                        10%

WACIO:                                                X, Normalizing coupon 7.00%.

WACPO:                                               None.

Prepay Bond:                                        PPP, same as previous deals.

Subordinates:                                       B1, B2, B3, B4, B5, and B6.

Exchange 1
"Initial Classes"	Size	Coupon	"Exchange Classes"	Size	Coupon
Class A1	$265,819,300	6.00%	Class A5	$295,354,800	6.00%
Class A2	29,535,500	6.00%

Exchange 2
"Initial Classes"	Size	Coupon	"Exchange Classes"	Size	Coupon
Class A1	$265,819,300	6.00%	Class A6	$286,198,800	6.00%
Class A2	29,535,500	6.00%	Class A7	9,156,000	6.00%

Exchange 3
"Initial Classes"	Size	Coupon	"Exchange Classes"	Size	Coupon
Class A1	$265,819,300	6.00%	Class A8	$253,161,257	Formula
Class A2	29,535,500	6.00%	Class A9	42,193,543	Formula

Exchange 4
"Initial Classes"	Size	Coupon	"Exchange Classes"	Size	Coupon
Class A1	$265,819,300	6.00%	Class A10	$245,313,257	Formula
Class A2	29,535,500	6.00%	Class A11	40,885,543	Formula
			Class A12	9,156,000	6.00%

Exchange 5
"Initial Classes"	Size	Coupon	"Exchange Classes"	Size	Coupon
Class A2	29,535,500	6.00%	Class A13	$28,619,900	6.00%
			Class A14	915,600	6.00%

Exchange 6
"Initial Classes"	Size	Coupon	"Exchange Classes"	Size	Coupon
Class A1	$265,819,300	6.00%	Class A15	$228,261,500	6.00%
			Class A16	37,557,800	6.00%

Exchange 7
"Initial Classes"	Size	Coupon	"Exchange Classes"	Size	Coupon
Class A1	$265,819,300	6.00%	Class A17	$221,185,400	6.00%
			Class A18	7,076,100	6.00%
			Class A19	37,557,800	6.00%

Exchange 8
"Initial Classes"	Size	Coupon	"Exchange Classes"	Size	Coupon
Class A1	$265,819,300	6.00%	Class A20	$245,255,600	6.00%
			Class A21	20,563,700	6.00%

Exchange 9
"Initial Classes"	Size	Coupon	"Exchange Classes"	Size	Coupon
Class A1	$265,819,300	6.00%	Class A22	$237,652,700	6.00%
			Class A23	7,602,900	6.00%
			Class A24	20,563,700	6.00%

Exchange 10
"Initial Classes"	Size	Coupon	"Exchange Classes"	Size	Coupon
Class A3	$66,259,500	7.00%	Class A25	$66,259,500	Formula
			Class A26	66,259,500	Formula